Exhibit 99.1

December 20, 2005

DAKOTA GROWERS PASTA COMPANY, INC.

Contact:

Tim Dodd

President and CEO

701/652-2855

FOR IMMEDIATE RELEASE

Dakota Growers Pasta Company, Inc.’s board of directors has authorized the payment of a 4 cents per share dividend on its Series D Delivery Preferred Stock and a non-periodic dividend payment of 4 cents per share on its common stock, both payable on January 10, 2006 to shareholders of record as of December 19, 2005.

Owners of Series D Delivery Preferred Stock have a delivery right, but not a delivery obligation, to deliver up to 1 bushel of durum wheat per share to the Company.  As demands increase for specified quality, traceability and food safety, the Company continues to expand its grower contracts and supply arrangements to meet these requirements.  Working directly with its holders of Series D Delivery Preferred Stock is an important element in the Company’s procurement program.

The Company also announced that Dakota Growers’ Agronomy Department has been working in cooperation with WestBred LLC of Bozeman, Montana, as well as directly with Dr. James Quick, formerly with Colorado State University, on durum variety development to improve the durum quality and disease resistance.  To date, two promising varieties have been released.

Primo Doro, with the lowest total kernel damage scores over the last six years, has competitive yields and strong gluten, with average standability similar to the Rugby variety.  Due to its height, it is best suited for western North Dakota.

Grande Doro is a high yielding variety with strong gluten and good standability, and provides better scab-resistance over the Mountrail variety under an intensive management scenario.

The Company is currently offering production contracts with the purchase of certified seed of either of these varieties.  Durum producers interested in information on these seed varieties, seed purchases or grower contracts may contact the Company’s Agronomist Brad Miller at 701/652-4852.

After several years during which the entire pasta industry experienced intense competition, combined with sales losses to low-carb trends, the Company posted much improved earnings in its fiscal year ended July 31, 2005.  At $.19 per common share, these earnings compared favorably with the $.03 per common share earned in fiscal year 2004 and the $.03 per common share loss experienced in 2003.

Dakota Growers Pasta Company, Inc., headquartered in Carrington, North Dakota, is the third largest manufacturer and marketer of dry pasta products in North America and the distributor of Dreamfields™ Healthy Living Pasta.  Dreamfields™ is an excellent source of fiber, has five grams of digestible carbohydrates and a 65% lower glycemic index as compared to regular pasta.

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The information contained in this press release contains forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the Company’s periodic filings with the Securities and Exchange Commission.